EX-10.71.09

LOAN AGREEMENT

for a loan in the amount of

$17,595,000.00

MADE BY AND BETWEEN

EMERITOL DOWLEN OAKS LLC, a Delaware limited liability company,
EMERITOL SADDLERIDGE LODGE LLC, a Delaware limited liability company, and
EMERITOL SEVILLE ESTATES LLC, a Delaware limited liability company as Borrowers

and

KEYBANK NATIONAL ASSOCIATION,

a national banking association

as Lender

Key Healthcare Finance

WA 31-13-2313
1301 Fifth Avenue, 23rd Floor
Seattle, WA 98101

Dated as of October 17, 2008

TABLE OF CONTENTS

Article 1.	INCORPORATION OF RECITALS AND EXHIBITS	1
1.1	Incorporation of Recitals.	1
1.2	Incorporation of Exhibits.	2
Article 2.	DEFINITIONS	2
2.1	Defined Terms.	2
2.2	Other Definitional Provisions.	11
Article 3.	BORROWERS' REPRESENTATIONS AND WARRANTIES	11
3.1	Representations and Warranties.	11
3.2	Survival of Representations and Warranties.	16
Article 4.	LOAN AND LOAN DOCUMENTS	16
4.1	Agreement to Borrow and Lend.	16
4.2	Loan Documents.	16
4.3	Allocation of Loan.	17
4.4	Term of the Loan.	17
4.5	Payments.	17
4.6	Prepayments.	17
4.7	Late Charge.	17
Article 5.	LOAN STRUCTURE PROVISIONS.	18
5.1	Cross-Default and Cross-Collateralization.	18
5.2	Loan Structure.	18
5.3	Certain Consequences of Loan Structure.	19
5.4	Allocation and Distribution of Loan Proceeds.	19
5.5	Representations Regarding Loan Structure and Terms.	19
5.6	Representations Regarding Borrowers' Solvency.	20
5.7	Indemnity.	20
Article 6.	INTEREST	21
6.1	Interest Rate.	21
6.2	Interest Rate Agreements.	21
Article 7.	COSTS OF MAINTAINING LOAN	22
7.1	Increased Costs and Capital Adequacy.	22
7.2	Borrower Withholding.	23
Article 8.	LOAN EXPENSE AND ADVANCES	23
8.1	Loan and Administration Expenses.	23
8.2	Loan Origination Fee.	24
8.3	Lender's Attorney Fees and Disbursements.	24
8.4	Time of Payment of Fees and Expenses.	24
8.5	Expenses and Advances Secured by Loan Documents.	24
8.6	Right of Lender to Make Advances to Cure Borrower's Defaults.	24

i

Article 9.	CONDITIONS TO CLOSING AND DISBURSEMENT OF THE LOAN	25
9.1	Conditions to Closing.	25
Article 10.	OTHER COVENANTS	27
10.1	Mechanics' Liens.	27
10.2	Renewal of Insurance.	27
10.3	Payment of Taxes.	27
10.4	Tax and Insurance Escrow Accounts.	28
10.5	Personal Property.	28
10.6	Leasing Restrictions.	28
10.7	Condition of Facilities.	29
10.8	Inventory and Equipment.	29
10.9	Lender's Attorneys' Fees for Enforcement of Agreement.	29
10.1	Appraisals.	29
10.11	Financial Information.	29
10.12	Financial Covenants.	30
10.13	Lost Note.	31
10.14	Indemnification.	31
10.15	No Additional Debt.	31
10.16	Compliance With Laws.	31
10.17	Organizational Documents.	31
10.18	Management Contracts.	32
10.19	Furnishing Notices.	32
10.2	Authorized Representative.	32
10.21	Single Purpose Entity Provisions.	32
10.22	Right of First Refusal.	34
Article 11.	CASUALTIES AND CONDEMNATION	34
11.1	Lender's Election to Apply Proceeds on Indebtedness.	34
11.2	Borrowers' Obligation to Rebuild and Use of Proceeds Therefor.	35
Article 12.	ASSIGNMENTS BY LENDER AND BORROWER	35
12.1	Assignments and Participations.	35
12.2	Prohibition of Assignments and Transfers by Borrowers.	36
12.3	Prohibition of Transfers in Violation of ERISA.	36
12.4	Successors and Assigns.	36
Article 13.	DEFAULT	36
13.1	Events of Default.	36
13.2	Remedies Conferred Upon Lender.	38
Article 14.	GENERAL PROVISIONS	39
14.1	Time is of the Essence.	39
14.2	Captions.	39
14.3	Modification; Waiver.	39
14.4	Governing Law.	39
14.5	Disclaimer.	39
14.6	Partial Invalidity; Severability.	40

ii

14.7	Definitions Include Amendments.	40
14.8	Execution in Counterparts.	40
14.9	Entire Agreement.	40
14.1	Waiver of Damages.	40
14.11	Claims Against Lender.	40
14.12	Jurisdiction.	41
14.13	Set-Offs.	41
14.14	Notices.	41
14.15	Waiver of Jury Trial.	42
14.16	Statutory Notice.	42

 LIST OF EXHIBITS TO LOAN AGREEMENT

Exhibit A                                Insurance Requirements
Exhibit B                                Compliance Certificate

iii

LOAN AGREEMENT

“Emeritol-Batus Facilities”

THIS LOAN AGREEMENT (“Agreement”) dated as of October 17, 2008, is made by, between and among EMERITOL DOWLEN OAKS LLC, a Delaware limited liability company, EMERITOL SADDLERIDGE LODGE LLC, a Delaware limited liability company and EMERITOL SEVILLE ESTATES LLC, a Delaware limited liability company (each a “Borrower” and collectively, “Borrowers”) and KEYBANK NATIONAL ASSOCIATION, a national banking association, its successors and assigns (“Lender”).

Recitals

Borrowers are the owners of the following assisted living facilities (each a “Facility” and together the “Facilities”):
Name of Borrower	Name and Address of Facility
Emeritol Dowlen Oaks LLC	Dowlen Oaks 2250 N. Dowlen Rd. Beaumont, TX 77706
Emeritol Saddleridge LLC	Saddleridge Lodge 1808 W. Loop 250 North Midland, TX 70705
Emeritol Seville Estates LLC	Seville Estates 7401 Seville Drive Amarillo, TX 79121

Borrowers have applied to Lender for a loan (the “Loan”) in the principal amount of SEVENTEEN MILLION FIVE HUNDRED NINETY-FIVE and NO/100 DOLLARS ($17,595,000.00) to be secured by the Facilities.  Lender is willing to make the Loan on the terms and conditions hereinafter set forth.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1.

INCORPORATION OF RECITALS AND EXHIBITS

1.1 Incorporation of Recitals.

The foregoing preambles and all other recitals in this Agreement are made a part of this Agreement by this reference.

1.2 Incorporation of Exhibits.

The Exhibits to this Agreement are incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE 2.

DEFINITIONS

2.1 Defined Terms.

The following terms as used herein shall have the following meanings:

Adjusted LIBOR Rate:  The LIBOR Rate plus the LIBOR Margin, adjusting on the first day of each calendar month throughout the term of the Loan.

Adjusted Prime Rate:  A rate per annum equal to the sum of (a) the Prime Rate Margin and (b) the greater of (i) the Prime Rate, or (ii) one percent (1%) in excess of the Federal Funds Effective Rate.  Any change in the Adjusted Prime Rate shall be effective immediately from and after such change in the Adjusted Prime Rate.

Affiliate:  With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement:  This Loan Agreement.

Applicable Rate:  The Adjusted LIBOR Rate unless the Default Rate is then applicable or the provisions of Section 6.1 below are then applicable.

Appraisal.  An MAI certified appraisal of each of the Facilities performed in accordance with FIRREA and Lender’s appraisal requirements by an appraiser selected and retained by Lender.

Assignments of Rents:  Collectively, the Assignments of Rents and Leases of even date herewith from each Borrower and each Master Tenant assigning the rents, Leases and revenues of each Facility to Lender as security for the Obligations.

Authorized Representative:  As such term is defined in Section 10.20.

Bankruptcy Code:  Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Business Day:  A day of the year on which banks are not required or authorized to close in Seattle, Washington or Cleveland, Ohio.

Change of Control:  The occurrence of any of the following:

•
Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended [the “Exchange Act”] and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Emeritus equal to at least thirty percent (30%);

•
As of any date a majority of the Board of Directors (the “Board”) of Emeritus consists of individuals who were not either (i) directors or trustees of Emeritus as of the corresponding date of the previous year, or (ii) selected or nominated to become directors by the Corporate Governance and Nominating Committee of Emeritus which is comprised solely of independent directors, as required by the New York Stock Exchange, and approved by a majority of the Board of Emeritus, which majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Corporate Governance and Nominating Committee of Emeritus and approved by a majority of the Board of Emeritus, which majority consisted of individuals described in clause (i) above and individuals described in clause (ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

•	Emeritus consolidates with, is acquired by, or merges into or with any Person, unless such Person satisfies all of the Emeritus Covenants and is otherwise reasonably acceptable to Lender.

Concurrent Loan:  The loan in the principal amount of $9,802,500.00 being made by Lender to Emeritol Stonecreek Lodge LLC, a Delaware limited liability company and Emeritol Meadowbrook LLC, a Delaware limited liability company concurrently herewith.

Control:  As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Debt Service:  (a) For each quarterly period (based on calendar quarters) commencing October 1, 2008, and continuing through September 30, 2010, interest-only payments on the Loan (assuming that the Loan was outstanding commencing October 1, 2008) during such period at the greater of the Applicable Rate or 6.85% per annum, and (b) for each calendar quarter thereafter, the total payments of principal and interest which would be required during such period in order to fully amortize the stated principal amount of the Loan ($17,595,000.00) over a

25 year amortization period at an interest rate equal to the greater of the Applicable Rate or 6.85% per annum.

Debt Service Coverage:  For each calendar quarter commencing with the calendar quarter ending December 31, 2008, the ratio of the aggregate Net Operating Income of the Facilities during such period, to the Debt Service during such period.

Default:  Any event, circumstance or condition which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate:  A rate per annum equal to three percent (3%) in excess of the Adjusted LIBOR Rate, but shall not at any time exceed the highest rate permitted by law.

Emeritus:  Emeritus Corporation, a Washington corporation.

Emeritus Covenants:  The covenants of Emeritus set out in its Guaranty whereby Emeritus agrees (a) to maintain minimum Liquid Assets of Twenty Million Dollars ($20,000,000.00); (b) maintain a minimum Fixed Charge Coverage Ratio of 1.10 to 1.00 (measured at the end of each calendar quarter beginning with the calendar quarter ending December 31, 2008, and building to the previous four calendar quarters); and (c) to permit no Change of Control without the prior written consent of Lender; provided, however, that in the event Emeritus agrees with any other entity providing financing to Emeritus or to any Affiliate of Emeritus to comply with any more restrictive covenants than the foregoing, failure by Emeritus to comply with those more restrictive covenants within any applicable grace period or cure period shall, at the option of Lender, be an Event of Default hereunder.

Environmental Indemnity:  The Environmental and Hazardous Substances Indemnity Agreement from Borrowers of even date herewith.

Environmental Laws:  All federal, state and local statutes, ordinances, rules, regulations, and other laws relating to environmental protection, contamination or cleanup.

Environmental Proceedings:  Any proceedings under any Environmental Law, whether civil (including actions by private parties), criminal, or administrative, relating to any of the Facilities.

Environmental Reports:  Environmental reports with respect to the Facilities prepared at Borrower’s expense by a qualified environmental consultant approved by Lender and addressed to Lender (or subject to separate letter agreement permitting Lender to rely on such environmental report).

ERISA:  The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default:  As such term is defined in Section 13.1.

Federal Funds Effective Rate:  Shall mean, for any day, the rate per annum, rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%), announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

FIRREA:  The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

Fixed Charge Coverage Ratio:  The ratio of EBITDAR to Fixed Charges where “EBITDAR” means net income computed in accordance with generally accepted accounting principles, plus income taxes, facility lease expense, interest expense, depreciation, amortization, asset impairment and other non-cash charges and plus or minus, as applicable, non-recurring and/or extraordinary items, and where “Fixed Charges” means interest expense, facility lease expense and principal payments on indebtedness.

Governmental Authority:  Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Gross Revenues:  For any period, all revenues of the Master Tenant, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Facilities during such period; provided, however, that in no event shall Gross Revenues include (i) any loan proceeds, (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from Residents or tenants of the Facilities, unless and until the same are applied to rent or other obligations in accordance with the Residency Agreement or Lease; or (v) any other extraordinary items, in Lender’s reasonable discretion.

Guarantors:  Emeritus and Daniel R. Baty (“Baty”).

Guaranty:  Together, the Unconditional Guaranty of even date herewith from Emeritus to Lender and the Unconditional Guaranty of even date herewith from Baty to Lender.

Hazardous Material:  Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Law of any Governmental Authority having jurisdiction over any of the Facilities or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and  (vii) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority.  Any reference above to a Law, includes the same as it may be amended from time to time, including the judicial interpretation thereof.

Healthcare Licenses:  As defined in Section 3.1(u) of this Agreement.

Healthcare Requirements:  All Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions or agreements, in each case, pertaining to or concerned with the establishment, construction, ownership, operation, use or occupancy of a Facility or any part thereof as an assisted living facility, and all material permits, licenses and authorizations and regulations relating thereto, including all material rules, orders, regulations and decrees of and agreements with Governmental Authorities as pertaining to such Facility.

Including or including:  Including but not limited to.

Indemnified Party:  As such term is defined in Section 10.14.

Interest Rate Agreement:  As such term is defined in Section 6.2.

Interest Rate Protection Product:  As such term is defined in Section 6.2.

Internal Revenue Code:  The Internal Revenue Code of 1986, as amended from time to time.

Late Charge:  As defined in Section 4.7.

Laws:  Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Leases:  The collective reference to all leases, subleases, Residency Agreements and occupancy agreements affecting the Facilities or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto.

Lender:  As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

LIBOR Business Day:  A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Margin:  Three percent (3.00%) per annum.

LIBOR Rate: The rate per annum which Lender determines with reference to the rate as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which one month deposits in United States dollars in an amount comparable to the principal balance outstanding on the Loan are offered by prime banks in the London Interbank Eurodollar Market two LIBOR Business Days prior to the last day of each calendar month.

Liquid Assets:  The following assets, provided that such assets (A) are not subject to any lien, claim or other encumbrance; (B) are not the subject of any arrangement with any creditor to have such creditor’s claim satisfied out of such asset prior to general creditors; (C) if not cash, may be converted to cash within five (5) days; and (D) are not subject to any legal or contractual restrictions (other than those inherent in or typical to the instrument):

(a) cash on hand;

(b) United States Treasury notes, bonds, bills, or certificates of indebtedness, or those for which the full faith and credit of the United States are pledged for the full and timely payment of principal and interest (including State and Local Government Series);

(c) obligations, participations, or other instruments of or issued by a federal agency or a United States government-sponsored enterprise, the principal of and interest on which is unconditionally guaranteed by the United States;

(d) any obligations on which the interest is exempt from federal income taxation and which are rated by a nationally recognized rating service in one of its two highest long-term or short-term rating categories;

(e) certificates of deposit issued by, or time or demand deposits or other banking arrangements with, a nationally or state-chartered bank or a savings association having a minimum capital of $500,000,000 and rated within the top two ratings of a nationally recognized rating service;

(f) taxable government money market portfolios rated “AAA” by a nationally recognized rating service and restricted to obligations with maturities of one year or less issued or guaranteed as to payment of principal and interest by the full faith and credit of the United States of America, and which are rated by such nationally recognized rating service in one of its two highest short term rating categories; and

(g) Readily Marketable Securities.

Loan:  As defined in the Recitals.

Loan Amount:  The amount of the Loan as set forth in Section 4.1, as reduced by principal payments made from time to time.

Loan Closing or Loan Closing Date:  The date all conditions to the disbursement of the Loan have been satisfied.

Loan Documents:  The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrowers’ or Guarantors’ obligations in connection with the transaction contemplated hereunder and any Interest Rate Agreement, each as amended.  Notwithstanding any provision of this Agreement or any other Loan Document, none of the obligations of Guarantors under the Guaranty or the obligations of Borrowers under the Environmental Indemnity are secured by the Mortgages or any other collateral for the Loan.

Master Leases: The leases of each Facility from each Borrower to the Master Tenant which have been approved by Lender.

Master Tenant:  ESC IV, L.P., a Washington limited partnership.

Material Adverse Change or material adverse change:  If, in Lender’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could materially impair the value of Lender’s security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date:  October 16, 2011.

Medicaid:  Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative Federal-state program for low income and medically indigent persons, which is partially funded by the Federal government and administered by the states.

Medicare:  Title XVIII of the Social Security Act, which was enacted in 1965 to provide a Federally funded and administered health program for the aged and certain disabled persons.

Mortgages:  Collectively the Deeds of Trust, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith encumbering each Facility as security for the Obligations, subject only to the Permitted Exceptions.

Net Operating Income:  For the applicable period, the aggregate net income, computed in accordance with generally accepted accounting principles, of all Facilities before taxes, depreciation, amortization of intangible assets and before interest expense, management fees, and rental payments under the Master Leases, decreased by (i) an annual replacement reserve of $300.00 per Unit in each Facility, and (ii) an allowance for management fees equal to 5% of the Gross Revenues of the Facilities.

Note:  A Promissory Note in the Loan Amount, executed by Borrowers and payable to the order of Lender, evidencing the Loan.

Obligations.  All obligations of Borrowers under this Agreement and the other Loan Documents.

Occupancy.  The percentage of Units in a Facility which are actually occupied by Residents on a full rent-paying basis under Residency Agreements in effect as of the date of this Agreement or, as to Residency Agreements hereafter entered into by Borrowers, in the form approved by Lender without material modification.

Organizational Documents:  (a) For any limited liability company, a true copy of the articles of organization or certificate of formation of such limited liability company evidencing the creation of such limited liability company, the limited liability company agreement or operating agreement of such limited liability company with all amendments thereto, certified by the manager or such authorized person of such limited liability company as being true, correct and complete, together with a current certificate of existence and good standing of such limited liability company issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business, (b) for any limited partnership, a true copy of the certificate of limited partnership of such limited partnership evidencing the creation of such limited partnership, the limited partnership agreement of such limited partnership with all amendments thereto, certified by the general partner or such authorized person of such limited partnership as being true, correct and complete, together with a current certificate of existence and good standing of such limited partnership issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business, and (c) for any corporation, a true copy of the articles of incorporation of such corporation evidencing the creation of such corporation, together with all amendments thereto, the bylaws of such corporation with all amendments thereto, certified by a responsible officer of such corporation as being true, correct and complete, together with a current certificate of existence and good standing of such corporation issued by the applicable authority for the state of organization; and if appropriate, a current certificate of qualification and good standing (or other similar instruments) from the appropriate authority of each state in which it must be qualified to do business.

Permitted Exceptions:  Those matters listed on Schedule B to each of the Title Policies to which title to the Facilities is subject at the Loan Closing and thereafter such other title exceptions as Lender may approve in writing.

Permitted Transfer:  (a) Residency Agreements entered into in the ordinary course of business provided the same are in the form reasonably approved by Lender without material modification and are in compliance with Laws, (b) arms-length non-residential Leases entered into by the Master Tenant in the ordinary course of business for premises in the Facilities intended for non-residential use, (c) Transfers of stock in Emeritus not resulting in a Change of Control, and (d) any Transfer of shares of common stock, limited partnership interests limited liability company membership interests or other beneficial or ownership interests or other forms of securities in any Borrower or in ESC IV, L.P. or in any direct or indirect owner of membership interests in any Borrower or in ESC IV, L.P. so long as either Emeritus or Emeritus and Baty together retain Control of each Borrower and ESC IV, L.P. and continue to own 100% of the beneficial ownership interests in each Borrower and ESC IV, L.P. either directly or through the ownership of intervening entities.

Person:  Any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

Prime Rate:  That interest rate established from time to time by KeyBank National Association as its Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank National Association for commercial or other extensions of credit.

Prime Rate Margin:  One and one-half percent (1.50%) per annum.

Pro-Forma Projection:  A pro forma statement of projected income and expenses of a Facility.

Readily Marketable Securities:  Marketable securities listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange or quoted on the NASDAQ National Market with a market price equal to or greater than $2.00 per share, so long as, in the case of any such securities the transfer of which is restricted by Rule 144, a minimum of two years shall have elapsed since the later of (a) the date of the acquisition by the owner of such marketable securities from the respective issuers thereof or from any affiliate (as that term is defined in paragraph (a)(1) of Rule 144) of any of such issuers and (b) the date of payment by the owner of the full purchase price or other consideration paid or given to acquire such marketable securities from the respective issuers thereof or from any affiliate (as that term is defined in paragraph (a)(1) of Rule 144).

Reimbursement Contracts: All managed care agreements, and all third party reimbursement contracts or programs for the Facilities which are now or hereafter in effect with respect to Residents qualifying for coverage under the same, including Medicare, Medicaid, any successor or similar reimbursement program and private insurance agreements.

Resident:  Any person residing in any of the Facilities.

Residency Agreements:  All agreements providing for residential occupancy of a Facility.

Security Agreements:  Collectively, each Security Agreement of even date herewith executed by each Borrower and the Master Tenant granting Lender a first priority security interest in all tangible and intangible personal property with respect to the Facilities, including, without limitation, all accounts receivable and healthcare receivables as security for payment and performance of the Obligations.

Security Instrument Default:  The occurrence of any default by any Borrower or the Master Tenant under any Security Instrument which is not cured within any applicable cure period thereunder.

Security Instruments:  Collectively, the Mortgages, the Assignments of Rents and the Security Agreements required hereunder and all UCC Financing Statements required by Lender in connection therewith.

State:  The state in which the applicable Facility is located.

Title Insurer:  Chicago Title Insurance Company, or such other title insurance company approved in writing by Lender.

Title Policies:  Collectively, the title insurance policies issued by the Title Insurer to Lender with respect to each Mortgage, insuring each Mortgage as a valid first, prior and paramount lien on the applicable Facility and all appurtenant easements, and subject to no other exceptions other than the Permitted Exceptions and containing such endorsements as Lender may require.

Transfer:  (a) Any sale, transfer, lease, conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of (i) all or any portion of the Facilities or any portion of any other security for the Loan, or (ii) all or any portion of any Borrower’s or the Master Tenant’s right, title and interest (legal or equitable) in and to the Facilities or any portion of any other security for the Loan, (b) any issuance, sale, transfer, alienation, pledge, assignment, encumbrance, hypothecation or other disposition of (i) any membership interest in any Borrower, or (ii) any ownership interest in the Master Tenant or in any member of Borrower or in any entity which holds an interest in, or directly or indirectly controls any member of Borrower or the Master Tenant, (c) any change in the identity of the manager or managing member of any Borrower, or (d) any Change of Control.

TRICARE: Collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the "Civilian Health and Medical Program of the Uniformed Services (CHAMPUS)".

UCC-1 Financing Statements:  As defined in Section 4.2.

Unit:  Each residential living unit in a Facility.

2.2 Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in any other Loan Documents, or any certificate or other document made or delivered pursuant hereto.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

ARTICLE 3.

BORROWERS’ REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrowers represent and warrant to Lender as follows:

(a) Borrowers have good and marketable fee simple title to the Facilities subject only to the Permitted Exceptions.

(b) Except as previously disclosed to Lender in writing, no litigation or proceedings are pending, or to the best of Borrowers’ knowledge threatened in writing, against any Borrower or against any Guarantor, the Master Tenant or any Facility, which could, if adversely determined, cause a Material Adverse Change with respect to any Borrower, the Master Tenant, any Guarantor or any Facility.  There are no pending Environmental Proceedings and Borrowers have no knowledge of any Environmental Proceedings threatened in writing or any facts or circumstances which may give rise to any future Environmental Proceedings.

(c) Each Borrower is a duly organized and validly existing limited liability company and has full power and authority to execute, deliver and perform all Loan Documents to which such Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of each Borrower.  The sole member of each Borrower is Batus, LLC, a Delaware limited liability company whose members are owned and Controlled by Emeritus (as sole shareholder of Summerville Senior Living, Inc., a Delaware corporation) and Baty.

(d) Emeritus is a duly organized and validly existing corporation and has full power and authority to execute, deliver and perform all Loan Documents to which it is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Emeritus.

(e) ESC IV, L.P. is a limited partnership, duly organized and validly existing under the laws of the State of Washington and has full power and authority to execute, deliver and perform all Loan Documents to which it is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of ESC IV, L.P.

(f) Except to the extent the same have been obtained in writing and copies thereof provided to Lender prior to the Loan Closing Date, no consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor or owner of any Borrower, any Guarantor or the Master Tenant, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the recordation of the Mortgages and the Assignments of Rents and the filing of the UCC-1 Financing Statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity which have been obtained as of any date on which this representation is made or remade.

(g) The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the Mortgages and other security interests under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which any Borrower, the Master Tenant  or any Guarantor is a party or may be bound or affected, or a violation of any law or court order which may affect the Facilities, any part thereof, any interest therein, or the use thereof.

(h) There is no Default or Event of Default under this Agreement or the other Loan Documents.

(i) (i) No condemnation of any portion of the Facilities, (ii) no condemnation or relocation of any roadways abutting any of the Facilities, and (iii) no proceeding to deny access to any of the Facilities from any point or planned point of access to the Facilities, has commenced or, to the best of Borrowers’ knowledge, is contemplated by any Governmental Authority.

(j) The Facilities and the use thereof do not, to Borrowers’ knowledge, violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting the Facilities or any part thereof.  Neither the zoning authorizations, approvals or variances nor any other right to use the Facilities is to any extent dependent upon or related to any real estate other than the Land.

(k) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan.

(l) All financial statements and other information previously furnished by Borrowers, the Master Tenant or Guarantors to Lender in connection with the Loan are true, complete and correct and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to any Borrower, any Guarantor or the Master Tenant has occurred since the respective dates of such statements and information.  None of Borrowers, Master Tenant or Guarantors have any material liability, contingent or otherwise, not disclosed in such financial statements.

(m) Except as disclosed by Borrowers to Lender in writing, (i) each of the Facilities is in a clean, safe and healthful condition, and, except for materials used in the ordinary course of construction, maintenance and operation thereof, is free of all Hazardous Material and is in compliance with all applicable Environmental Laws; (ii) no Borrower or the Master Tenant nor, to the best of Borrowers’ knowledge, any other person or entity, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of on, under, at or in a manner to affect any Facility, or any part thereof, and no Facility has never been used (whether by Borrower or, to the best knowledge of Borrowers, by the Master Tenant or any other person or entity) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material; (iii) no Facility and no Borrower or the Master Tenant is subject to any existing, pending, or, to the best of Borrowers’ knowledge, threatened investigation or inquiry by any Governmental Authority, and no Facility is subject to any remedial obligations under any applicable Environmental Law; and (iv) there is no underground tank, vessel, or similar facility for the storage, containment or accumulation of Hazardous Materials of any sort on, under or affecting any of the Facilities.

(n) Each Facility is located on a parcel of parcels of real estate which is taxed separately without regard to any other property and for all purposes each Facility may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(o) Except for the Master Leases and Leases which have been disclosed to Lender in the rent roll or census report provided to Lender in connection with the closing of the Loan, neither Borrowers nor the Master Tenant has entered into any Leases or other arrangements for occupancy of space within the Facilities.

(p) The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrowers agree to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(q) None of Borrowers, the Master Tenant or Emeritus is a party in interest to any plan defined or regulated under ERISA, and none of the assets of any Borrower, Master Tenant or Guarantor are “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(r) None of Borrowers, the Master Tenant or Emeritus is a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(s) Each Borrower’s place of formation or organization is the State of Delaware and each Borrower is duly qualified to conduct business in the state in which the Facility owned by such Borrower is located.

(t) No Borrower, the Master Tenant or Guarantor is (or will be) a person with whom Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Facilities and Prohibiting

Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, each Borrower hereby agrees to provide to Lender with any additional information Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(u) All Medicare, Medicaid and TRICARE provider agreements, certifications, governmental licenses, permits, regulatory agreements or other material agreements and improvements, including certificates of operation, completion and occupancy, and state assisted-living facility licenses or other licenses required by healthcare Governmental Authorities for the legal use and occupancy of each Facility (collectively, the "Healthcare Licenses") have been obtained by the Master Tenant and are in full force and effect.  The Master Tenant for each Facility owns and/or possesses, and holds free from restrictions or conflicts with the rights of others, all such Healthcare Licenses in respect of such Facility, and operates such Facility in such a manner that the Healthcare Licenses shall remain in full force and effect.

(v) The Master Tenant and the operation of each Facility are in compliance in all material respects with all Healthcare Requirements of all Governmental Authorities having jurisdiction over the ownership, use, occupancy or operation of any Facility, including, (i) staffing requirements, (ii) health and fire safety codes, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services at each Facility, (iv) Federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements, (vii) requirements of applicable healthcare Governmental Authorities, including those relating to each Facility's physical structure and environment, licensing, quality and adequacy of medical care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies and services and fee splitting, (viii) Section 1128B(b) of the Social Security Act, as amended (42 U.S.C. Section l320a-7(b) (Criminal Penalties for Acts involving Federal Health Care Programs), commonly referred to as the "Federal Anti-Kickback Statute") and (ix) any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided with respect to each Facility.

(w) Each Master Tenant is in compliance in all material respects with the requirements for participation in the Medicare, Medicaid and TRICARE programs with respect to each Facility that currently participates in such programs, including the Medicaid and Medicare Patient and Program Protection Act of 1987.

(x) To the best of Borrowers’ knowledge, neither the Master Tenant nor any Facility is a target of, or participant in, any action, proceeding, suit, audit, investigation or sanction by any healthcare Governmental Authority or any other administrative or investigative body or entity or any other third party or any patient or resident (including whistleblower suits, or suits brought pursuant to federal or state false claims acts, and Medicaid, Medicare, TRICARE, state fraud or abuse laws) which may result, directly or indirectly or with the passage of time, in (i) the imposition of a fine, penalty, alternative, interim or final sanction, a lower rate certification, recoupment, recovery, suspension or discontinuance of all or part of reimbursement from any healthcare Governmental Authority, third-party payor, insurance carrier or private payor, or a lower reimbursement rate for services rendered, except in each case as could not reasonably be expected to result in a Material Adverse Effect, or (ii) any other civil or criminal remedy, in the appointment of a receiver or manager, or in the modification, limitation, annulment, revocation, transfer, surrender, suspension or other impairment of a Healthcare License or affect any Borrower's participation in the Medicare, Medicaid, TRICARE or third-party payor program, as applicable, or any successor program thereto, nor to its knowledge has any such action, proceeding, suit, investigation proceeding or audit been threatened, except in each case as could not reasonably be expected to result in a Material Adverse Effect.

(y) There are no agreements with Residents of any Facility, or with any other persons or organizations, which deviate in any material adverse respect from, or which conflict with, any Healthcare Requirements and all resident records at each Facility, including resident accounts records, are maintained in all material respects in accordance with applicable Healthcare Requirements.

(z) Neither the execution and delivery of this Agreement and the other Loan Documents, nor the performance thereof by Borrowers or the Master Tenant will (i) adversely affect, in any material respect, the right of any Facility to receive Medicaid, Medicare, TRICARE, insurance company, managed care company, or other third-party insurance payments or reimbursements or to receive private payor payments or reimbursements, (ii) materially reduce the Medicaid, Medicare, TRICARE, insurance company, managed care company, or other third-party insurance payments or reimbursements or materially reduce private payor payments or reimbursements which any Facility is receiving as of the date hereof or (iii) materially adversely affect the Healthcare Licenses.

(aa) Each Facility is in compliance in all material respects with all requirements and conditions of each Reimbursement Contract currently in effect with respect to such Facility and each such Reimbursement Contract is in full force and effect and in good standing.

(bb) To the best of Borrowers’ knowledge, all cost reports and financial reports submitted to any third party payor with respect to each of the Facilities have been materially accurate and complete as of the date of submission and have not been misleading in any material respects.  To the best of Borrowers’ knowledge, except as have been disclosed to Lender in writing, there are no material recoupment claims made or contests pending or threatened with respect to any Facility.

(cc) Except as disclosed in writing to Lender, the Master Tenant has not received any notice of any claim, requirement or demand of any governmental authority, accreditation body, third party payor or any insurance body having or claiming any licensing, certifying, supervising, evaluating or accrediting authority over any of the Facilities to rework or redesign any Facility, its professional staff or its professional services, procedures or practices in any material respect or to provide additional furniture, fixtures, equipment or inventory so as to make such Facility conform to or comply with any Law.

(dd) Borrowers have delivered or caused to be delivered to Lender true and correct copies of all inspection reports relating to each of the Facilities, issued by any governmental authority or accreditation body during the most recent licensing period, together with all plans of correction relating thereto.

3.2 Survival of Representations and Warranties.

Borrowers agree that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Closing and, except for matters which have been disclosed in writing by Borrowers to Lender, at all times thereafter.  It shall be a condition precedent to the Loan Closing that each of said representations and warranties is true and correct as of the date of the Loan Closing.

ARTICLE 4.
LOAN AND LOAN DOCUMENTS

4.1 Agreement to Borrow and Lend.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrowers jointly and severally agree to borrow from Lender and Lender agrees to lend to Borrowers the Loan in the principal amount of SEVENTEEN MILLION FIVE HUNDRED NINETY-FIVE and NO/100 DOLLARS ($17,595,000.00), for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement.

4.2 Loan Documents.

Borrowers will, on or before the Loan Closing Date, execute and deliver or cause to be executed and delivered to Lender the following documents (“Loan Documents”) in form and substance acceptable to Lender:

(a) The Note.

(b) The Mortgages.

(c) The Assignments of Rents.

(d) The Security Agreements.

(e) The Guaranty.

(f) The Environmental Indemnity.

(g) With respect to each Facility, an Assignment and Subordination of Master Lease from the Master Tenant in favor of Lender whereby the Master Lease for such Facility is assigned to Lender as security for the Obligations and the Master Lease is subordinated to the Mortgages and the Obligations.

(h) Such other documents, instruments or certificates as Lender may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

Borrowers authorize Lender to file such UCC financing statements (each, a “UCC-1 Financing Statement”) as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.  The foregoing authorization includes Borrowers’ irrevocable authorization for Lender at any time and from time to time to file any initial financing statements and amendments thereto that describe the collateral as “all assets” of Borrowers or words of similar effect.

4.3 Allocation of Loan.

(a) The principal amount of the Loan shall be allocated among the Facilities as follows:

Facility	Allocated Amount
Dowlen Oaks	$6,960,000.00
Saddleridge Lodge	$7,785,000.00
Seville Estates	$2,850,000.00

4.4 Term of the Loan.

All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.

4.5 Payments.

(a) Borrower shall pay interest in arrears on the first (1st) day of every calendar month in the amount of all interest accrued and unpaid through the last day of the immediately preceding calendar month.

(b) All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 12:00 noon Seattle time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

(c) All principal shall be due and payable in full on the Maturity Date, as it may be extended hereunder.

4.6 Prepayments.

Borrower shall have the right to make prepayments of the Loan, in whole or in part, without prepayment penalty, upon not less than seven (7) days prior written notice to Lender.

4.7 Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than five (5) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) equal to the greater of four percent (4%) of the amount of such payment or

Twenty-Five Dollars ($25.00), which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date or as a result of any earlier acceleration.

ARTICLE 5.

LOAN STRUCTURE PROVISIONS.

5.1 Cross-Default and Cross-Collateralization.

In consideration of the benefits to Borrowers from the Loan, the receipt and sufficiency of which are hereby acknowledged, Borrowers agree as follows:

(a) The occurrence of any Security Instrument Default shall be an Event of Default under this Agreement.

(b) Each Borrower acknowledges and agrees that because each of the Security Instruments secures the entire Loan and a Security Instrument Default with respect to any Facility will be an Event of Default under this Agreement, each Borrower has a direct and material interest in preventing the occurrence of an Event of Default. Accordingly each Borrower is willing to commit to make or receive loans (each an "Intra-Party Loan" and collectively, the "Intra-Party Loans") in order to provide for the payment of all amounts due under the Loan Documents and, in so doing, to avoid an Event of Default hereunder. Borrowers each acknowledge and agree that Lender is an intended third party beneficiary of Borrowers' obligations hereunder.  If and to the extent that net revenues from any Facility (herein, a “Contributing Facility”) are applied to make payments on the Loan in excess of the payments due on the Allocated Loan Amount with respect to the Contributing Facility, the Borrower who owns the Contributing Facility shall be deemed to have made an Intra-Party Loan to the other Borrowers (proportionate to their respective Allocated Loan Amounts) in the amount of such proceeds so applied.

(c) All Intra-Party Loans deemed to be made under this Agreement shall be evidenced by this Agreement, shall be an obligation of the party which owes such Intra-Party Loan to the party making same solely by its execution of this Agreement, shall not be evidenced by any separate instrument and, notwithstanding anything contained herein or in the other Loan Documents to the contrary, shall not be prohibited hereunder or under any of the other Loan Documents.  Each Borrower waives presentment, notice of dishonor, protest and notice of non-payment or non-performance with respect to each Intra-Party Loan for which it is liable under this Agreement.  Intra-Party Loans shall be subject and subordinate in all cases to the terms, conditions and liens of the Loan Documents, and revenues from the other Facilities shall be the sole and exclusive source of payment of any Intra-Party Loan.  Intra-Party Loans may be repaid in whole or in part provided there is then no Default or Event of Default and no Default or Event of Default would result from such repayment.

5.2 Loan Structure.

Each Borrower acknowledges that (i) the Loan is evidenced by and made pursuant to the Note and that the Note shall be secured by the Security Instruments; (ii) the Note provides for joint and several liability of each Borrower; (iii) any nonpayment of principal or interest, whether or not resulting from one Borrower’s failure to pay any portion of the Note or any installment of principal or interest due thereunder as may be agreed among Borrowers to be payable by another one or more of the Borrowers, may result in an Event of Default under the Loan Documents and acceleration of the Loan; (iv) in that event, all proceeds of the foreclosure sale of each Borrower’s Facility may be applied to satisfy the Note; and (v) such foreclosure sale proceeds may be applied to satisfy the Note even if the value of such Borrower’s Facility is greater than the Loan Amount allocable to such Facility as agreed among the Borrowers hereunder.

5.3 Certain Consequences of Loan Structure.

Each Borrower has been informed and understands that the consequence of becoming obligated under the Security Instruments is that each Borrower’s Facility is being encumbered as collateral for the entire Loan without any specific agreed-upon reconveyance price, and that even upon prepayment in part of the Loan allocated among the Borrowers to a particular Facility, that Facility owned by a particular Borrower will not necessarily be reconveyed if the Loan remains outstanding.  Each Borrower further understands and has been informed that if an Event of Default occurs under the Loan Documents, all Borrowers must act together for purposes of curing such Event of Default, and that the failure to do so could result in the foreclosure and sale, and ultimate loss, of each Borrower’s respective Facility.

5.4 Allocation and Distribution of Loan Proceeds.

Borrowers have agreed that the Loan proceeds shall be allocated among the Facilities in accordance with Section 4.3 above.  Each Borrower agrees that it shall jointly and severally reimburse and indemnify each other Borrower (each, an “Indemnitee”) for any losses suffered or paid by the Indemnitee (including payments of the Loan and the loss of the Indemnitee’s’ Facility or Facilities as a result of the exercise of the remedies under the Loan Documents) because (i) such Borrower fails to make its allocated share of payments under the Loan (based on the Allocated Loan Amounts for which the respective Borrowers are liable, as agreed among themselves, as set forth in Section 4.3 above), or (ii) at the time of foreclosure or transfer by deed in lieu of foreclosure, the actual value of such Borrower’s Facility or Facilities has declined proportionately more (based on the percentages reflected by such pro rata share) than the Indemnitee’s Facility or Facilities since the date of this Agreement.  Notwithstanding anything contained herein or in the other Loan Documents to the contrary, any such payment shall not be prohibited hereunder or under any of the other Loan Documents.

5.5 Representations Regarding Loan Structure and Terms.

Each Borrower represents and warrants to Lender as follows:

(a) The Loan has been structured as one loan to Borrowers in the aggregate rather than as a number of smaller loans to each Borrower at the request of Borrowers.

(b) The interest rates and repayment terms of the Loan are more favorable than those that each individual Borrower could have obtained on its own without such “pooling” of the Facilities as security for the Loan, and without the cross-collateralization, cross-default, and joint and several liability features of the Loan Documents.

(c) The structure of the Loan has been devised in order to accommodate Borrower’s existing operational structure in order to best serve Borrowers’ collective interests, and to enable Lender to assign a collective value to the Facilities in an amount greater than they otherwise would have if each Facility had been separately financed.

5.6 Representations Regarding Borrowers’ Solvency.

Borrowers represent and warrant to Lender as follows:

(a) The application of the Loan proceeds constitutes reasonably equivalent value in exchange for all of the transfers for security made and obligations incurred by each Borrower under the Loan Documents.

(b) No Security Instrument is being executed by any Borrower for or on account of any antecedent debt owed by any Borrower to Lender.

(c) No Borrower is insolvent as of the date hereof.

(d) The execution, delivery and, where applicable, the recordation or filing of the Security Instruments is intended by Borrowers and Lender to be a contemporaneous exchange for new value given to Borrowers and shall in fact be a substantially contemporaneous exchange.

(e) The transfers for security made and obligations incurred by Borrowers under the Loan Documents are not made with actual intent to hinder, delay, or defraud any entity to which any Borrower was, is, or subsequently becomes indebted.

(f) No Borrower is or shall be insolvent (as defined above) on the date that any transfer is to be made or obligation to be incurred under the terms of the Loan Documents, nor shall any Borrower become insolvent as a result of such transfer or obligation.

(g) No Borrower is engaged in business or a transaction, or is about to engage in business or a transaction, for which any property remaining with such Borrower is an unreasonably small amount of capital in relation to such business or transaction.

(h) No Borrower intends to incur, or believes that it will incur, debts that would be beyond such Borrowers ability to pay as such debts mature.

5.7 Indemnity.

Borrowers, severally and jointly, shall hold harmless, protect, indemnify and defend Lender against any losses suffered or incurred by Lender in the event any warranty or representation by any Borrower in this Article 5 is false or misleading, or contains a statement of fact, which if not accurate, would make such warranty or representation false or misleading.

ARTICLE 6.

INTEREST

6.1 Interest Rate.

(a) The Loan will bear interest at the Adjusted LIBOR Rate which will be the Applicable Rate hereunder, unless the Default Rate is applicable.  Adjustments in the Adjusted LIBOR Rate shall occur on the first day of each calendar month throughout the term.

(b) If Lender determines (which determination shall be conclusive and binding upon Borrowers, absent manifest error) (i) that no adequate basis exists for determining the LIBOR Rate, or (ii) that, due to circumstances affecting the London interbank market generally, the LIBOR Rate will not adequately and fairly reflect the cost to Lender of funding the Loan, or (iii) that any applicable Law or regulation or compliance therewith by Lender prohibits or restricts or makes impossible the charging of interest based on the LIBOR Rate, or (iv) that the Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay and Lender so notifies Borrowers in writing, then until Lender notifies Borrowers in writing that the circumstances giving rise to such suspension no longer exist, interest shall accrue and be payable at the Adjusted Prime Rate.

(c) Interest at the Applicable Rate (whether the Adjusted LIBOR Rate or Default Rate, as applicable) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

6.2 Interest Rate Agreements.

(a) If Borrowers institute an interest rate hedging program through the purchase of an interest rate swap, cap or such other interest rate protection product (“Interest Rate Protection Product”) from Lender or any Affiliate of Lender, Borrowers shall enter into such party’s customary form of agreement (“Interest Rate Agreement”) relating to such Interest Rate Protection Product.  Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrowers and Lender shall constitute indebtedness evidenced by the Note and secured by the Mortgages and the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lender of the proceeds of the Loan, shall exceed the face amount of the Note.

(b) Borrowers hereby collaterally assign to Lender any and all Interest Rate Protection Products purchased or to be purchased by Borrowers in connection with the Loan, as additional security for the Loan, and agree to provide Lender with any additional documentation requested by Lender in order to confirm or perfect such security interest during the term of the Loan.  If Borrowers obtain an Interest Rate Protection Product from a party other than Lender, Borrowers shall deliver to Lender such third party’s consent to such collateral assignment.  No Interest Rate Protection Product purchased from a third party may be secured by an interest in any Borrower or the Facilities.

ARTICLE 7.

COSTS OF MAINTAINING LOAN

7.1 Increased Costs and Capital Adequacy.

(a) Borrowers recognize that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrowers agree to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrowers as a result of:

(i) any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof), or (C) imposing on Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrowers by Lender under the Loan Documents; or

(ii) the maintenance by Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

(b) If the application of any Law, rule, regulation or guideline adopted or arising out of the July, 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then, from time to time Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction with respect to any portion of the Loan outstanding.

(c) Any amount payable by Borrowers under Section 7.1 (a) or (b) shall be paid within five (5) days of receipt by Borrowers of a certificate signed by an authorized officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrowers, absent manifest error.  Failure on the part of Lender to demand payment from Borrowers for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period.  Lender shall use reasonable efforts to deliver to Borrowers prompt notice of any event described in Section 7.1 (a) or (b) of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Lender to so notify Borrowers shall not affect Borrowers’ obligation to pay the reserve and capital adequacy payment resulting therefrom.

7.2 Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, any Borrower is required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of Lender or any franchise tax imposed on Lender), duties or other charges from any payment due under the Note to the maximum extent permitted by law, the sum due from Borrowers in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE 8.

LOAN EXPENSE AND ADVANCES

8.1 Loan and Administration Expenses.

Except as otherwise provided in this Agreement and the other Loan Documents, Borrowers unconditionally agree to pay all reasonable out-of-pocket expenses of the Loan, including all amounts payable pursuant to Sections 8.2 and 8.3 and any and all other fees owing to Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of the Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policies, all appraisal fees, insurance consultant’s fees, travel related expenses and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrowers have performed the obligations undertaken by Borrowers hereunder or have satisfied any conditions precedent to the obligations of Lender hereunder and, if any Default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and reasonable counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and reasonable counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a Default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan.  Borrowers agree to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, costs and expenses (including attorneys’ fees and expenses) incurred in relation to any claim by broker, finder or similar person.

8.2 Loan Origination Fee.

On or before the Loan Closing Date, Borrowers shall pay Lender a loan origination fee in the amount of $114,367.50.  Such fee is fully earned and non-refundable.

8.3 Lender’s Attorney Fees and Disbursements.

Borrowers agree to pay Lender’s reasonable attorneys fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement and administration (but not syndication or sale) of the Loan and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

8.4 Time of Payment of Fees and Expenses.

Borrowers shall pay all expenses and fees incurred by Lender as of the Loan Closing as described in Section 8.1 above on the Loan Closing Date (unless sooner required herein) and at the Loan Closing, Lender may pay all Loan expenses from the proceeds of the Loan.  All other costs, fees and expenses for which Borrowers are liable hereunder shall be due and payable within ten (10) days after demand by Lender or as otherwise provided in the Loan Documents, and if not paid when due, shall thereafter bear interest until paid at the Default Rate.

8.5 Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article 8 from time to time, and any amounts expended by Lender pursuant to Section 13.2, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Mortgages and the other Loan Documents.

8.6 Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event Borrowers fail to perform any of their covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (including the obligation to pay accrued interest upon the Loan when due) (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Mortgages and the other Loan Documents and shall bear interest at a rate per annum equal to the Applicable Rate (or Default Rate following an Event of Default).

ARTICLE 9.

CONDITIONS TO CLOSING AND DISBURSEMENT OF THE LOAN

9.1 Conditions to Closing.

Borrowers agree that Lender’s obligation to close the Loan and to advance the proceeds of the Loan is conditioned upon Borrowers’ delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its sole discretion:

(a) Loan Documents.  The Loan Documents shall have been duly executed and delivered to Lender and the Mortgages and the Assignments of Rents shall have been duly delivered for recordation and Lender shall have been authorized to file the UCC-1 Financing Statements.

(b) Title Policies.  The Title Insurer shall have unconditionally committed to Lender to issue the Title Policies.

(c) Survey.  Lender shall have received and approved surveys of each of the Facilities.

(d) Insurance Requirements.  Lender shall have received and approved certificates of insurance evidencing that insurance coverage is in effect with respect to the Facilities and Borrower, in accordance with the Insurance Requirements attached hereto as Exhibit A, for which the premiums have been fully prepaid with endorsements reasonably satisfactory to Lender.

(e) Minimum Facility Occupancy.  Each Facility shall have had Occupancy of not less than seventy percent (70%) as of August 31, 2008.

(f) Minimum Occupancy.  As of August 31, 2008, the average Occupancy of all of the Facilities shall have been at least eighty percent (80%).

(g) Minimum Debt Service Coverage.  Lender shall have reasonably determined that the Debt Service Coverage for the Facilities for the three month period ending August 31, 2008, was at least 1.0 to 1.0.

(h) Master Leases.  The Master Leases shall have been approved by Lender.

(i) No Litigation.  No uninsured litigation or proceedings shall be pending or threatened in writing which could reasonably be expected to cause a Material Adverse Change with respect to the Master Tenant or any Borrower, Guarantor, or Facility.

(j) Healthcare Licenses.  Lender shall have received and approved copies of all Healthcare Licenses for operation and occupancy of the Facilities.

(k) Residency Agreements and Rent Roll.  Lender shall have received and approved all Leases (if any) and Residency Agreements in effect, the form of the standard Residency Agreement for the Facilities, and a current rent roll of each of the Facilities certified by the Master Tenant to be complete and correct in all material respects.

(l) Attorney Opinion Letters.  Borrowers shall have furnished to Lender customary legal opinions from counsel for Borrowers, the Master Tenant and Guarantors covering due authorization, execution and delivery and enforceability of the Loan Documents.

(m) Appraisals.  Lender shall have received and approved an Appraisal of each Facility.

(n) Lien Searches.  Lender shall have received current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements with respect to each Borrower and the Master Tenant, demonstrating the absence of adverse claims.

(o) Financial Statements.  Lender shall have received current annual financial statements of Guarantors and the Master Tenant and such other persons or entities connected with the Loan as Lender may reasonably request, each in form and substance and certified as acceptable to Lender together with such other financial information regarding Guarantors, the Master Tenant and the Facilities as Lender may reasonably require.

(p) Pro Forma Projection.  Lender shall have received a Pro Forma Projection for each Facility covering the succeeding five year period.

(q) Flood Hazard.  Lender shall have received and approved evidence that non of the Facilities are located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Lender in its sole discretion.

(r) Zoning.  Lender shall have received evidence satisfactory to Lender regarding the zoning of the Facilities and compliance of the Facilities with zoning and similar laws.

(s) Organizational Documents.  Lender shall have received and approved the Organizational Documents for Borrowers, the members of Borrowers, the Master Tenant, Emeritus and such other entities as Lender may require, together, if required by such Organizational Documents, with certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents.

(t) Property Condition Reports.  Lender shall have received and approved a property condition report with respect to each Facility prepared by an architect or engineer approved by Lender, which shall, at a minimum, (A) demonstrate the absence of any structural or otherwise potentially hazardous defect in any Facility, and (B) describe the condition of each Facility and identify defects and all reasonably necessary or prudent repairs and/or replacements.

(u) Environmental Reports.  Lender shall have received and approved the Environmental Reports which shall, at a minimum, (A) demonstrate the absence of any existing or potential Hazardous Material contamination or violations of environmental Laws at the Facilities, except as acceptable to Lender in its sole and absolute discretion, (B) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous

Material contamination at any of the Facilities, including the results of leak detection tests for each underground storage tank located at any of the Facilities, if any, (C) describe response actions appropriate to remedy any existing or potential Hazardous Material contamination, and report the estimated cost of any such appropriate response, (D) confirm that any prior removal of Hazardous Material or underground storage tanks from any of the Facilities was completed in accordance with applicable Laws, and (E) confirm whether or not any of the Facilities are located in a wetlands district.

(v) Additional Documents.  Borrowers shall have furnished to Lender such other materials, documents, papers or requirements regarding the Facilities, Borrowers, the Master Tenant and Guarantors as Lender shall reasonably request.

(w) No Default.  There shall be no Default or Event of Default hereunder.

(x) No Material Adverse Change.  There shall have been no Material Adverse Change with respect to any Borrower, Facility or Guarantor or the Master Tenant.

(y) Closing of Concurrent Loan.  The Concurrent Loan shall have closed concurrently with the closing of the Loan hereunder.

ARTICLE 10.

OTHER COVENANTS

Borrowers further covenant and agree as follows:

10.1 Mechanics’ Liens.

Borrowers will promptly cause any mechanics’ lien filed against any of the Facilities to be discharged or bonded over to Lender’s reasonable satisfaction.

10.2 Renewal of Insurance.

Borrowers shall cause insurance policies to be maintained in compliance with this Agreement at all times.  Borrowers shall timely pay or cause to be paid all premiums on all insurance policies required hereunder, and as and when any policies of insurance may expire, furnish or cause to be furnished to Lender additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Lender in accordance with Section 9.1(d).

10.3 Payment of Taxes.

Borrowers shall pay or cause to be paid all real estate taxes and assessments and charges of every kind upon the Facilities before the same become delinquent; provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest in good faith any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of a Facility or any part thereof or any interest therein, (ii) Borrower has notified Lender of Borrower’s intent to contest such taxes, and (iii) Borrower has deposited security in form and amount reasonably satisfactory to Lender, and has increased the amount of such security so deposited promptly after Lender’s reasonably request therefor.  If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge is not paid when due, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be included in the Obligations, shall be due on demand and shall bear interest from the date of demand until paid at the Default Rate.  Borrowers shall furnish to Lender evidence that taxes are paid at least five (5) days prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest.

10.4 Tax and Insurance Escrow Accounts.

Borrowers shall, following the written request of Lender after the occurrence of any delinquency in payment of taxes or insurance premiums or after the occurrence of any Event of Default, make or cause to be made insurance and tax escrow deposits, in amounts reasonably determined by Lender from time to time as being needed to pay taxes and insurance premiums when due, in an interest bearing escrow account held by Lender in Lender’s name and under its sole dominion and control.  All payments deposited in the escrow account, and all interest accruing thereon, are pledged as additional collateral for the Loan. Notwithstanding Lender’s holding of the escrow account, nothing herein shall obligate Lender to pay any insurance premiums or real property taxes with respect to any portion of the Facilities unless any Default has been cured to the satisfaction of Lender.  If the Default has been satisfactorily cured, Lender shall make available to Borrowers such funds as may be deposited in the escrow account from time to time for Borrowers’ payment of insurance premiums or real property taxes due with respect to the Facilities.

10.5 Personal Property.

All of Borrowers’ and the Master Tenant’s personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Facilities shall always be located at the Facilities and shall be kept free and clear of all liens, encumbrances and security interests.

10.6 Leasing Restrictions.

Without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), Borrowers shall not and shall not permit the Master Tenant to (i) enter into any non-residential Lease other than arms-length Leases of non-residential space in the Facilities entered into in the ordinary course of business, (ii) accept any rental payment under any Lease more than one month in advance of its due date (except in circumstances where a Resident of the Facilities intends to be away from the Facilities for a period in excess of one month), or (iii) enter into any Lease or occupancy agreement other than arms-length transactions in the ordinary course of operation of the Facilities.  Borrowers will not and will not permit the Master Tenant to enter into any residential Lease for a term of more than one year without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and all residential Leases shall be on a form approved by Lender without material modification.

10.7 Condition of Facilities.

Borrowers will cause all buildings, improvements and equipment located on or used or useful in connection with the Facilities to be kept and maintained in good repair, working order and condition, reasonable wear and tear excepted, and, from time to time, cause all needed and proper repairs, renewals, replacements, additions, and improvements thereto to be done in order to keep the same in good operating condition.

10.8 Inventory and Equipment.

Borrowers will cause sufficient inventory and equipment of types and quantities to be maintained at the Facilities to adequately operate the Facilities.

10.9 Lender’s Attorneys’ Fees for Enforcement of Agreement.

In case of any Default or Event of Default hereunder, Borrowers (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 8.3) will pay Lender’s reasonable attorneys’ and paralegal fees (including, without limitation, any reasonable attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel with respect to a Default (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Facilities, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Facilities, or to attempt to enforce any security interest or lien in any portion of the Facilities, or to enforce any rights of Lender or Borrowers’ obligations hereunder, then in any of such events all of the reasonable attorneys’ fees arising from such services, and any reasonable out-of-pocket expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrowers to Lender, payable on demand.

10.10 Appraisals.

Lender shall have the right to obtain new or updated Appraisals of the Facilities from time to time.  Borrowers shall cooperate with Lender in this regard.  If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Lender’s request.

10.11 Financial Information.

Borrowers shall deliver or cause to be delivered to Lender the following, all of which shall be in form satisfactory to Lender:

(a) Internally prepared quarterly and year-to-date financial statements for each Facility, including occupancy statistics and payor mix, within 45 days after the end of each fiscal quarter;

(b) Quarterly internally prepared financial statements for Emeritus within 60 days after the end of each fiscal quarter, certified as correct and complete by the chief financial officer of Emeritus.

(c) Annual consolidated and consolidating financial statements for Emeritus within 120 days after the end of each fiscal year, which financial statements shall be audited by a CPA acceptable to Lender.

(d) Annual personal financial statement for Baty within 120 days after the end of each calendar year.

(e) Within 45 days after the end of each calendar quarter, Quarterly Compliance Certificates in the form of Exhibit B attached with respect to the Emeritus Covenants and Borrowers’ financial covenants described in Section 10.12 below.

(f) Copies of all state or federal regulatory, survey or reimbursement reports or documentation regarding the Facilities, promptly after the issuance thereof.

All such financial statements shall be in a format approved by Lender.  Borrowers shall provide such additional financial information Lender reasonably requires.  Borrowers shall during regular business hours permit Lender or any of its agents or representatives to have access to and examine all of its books and records regarding the Facilities.

10.12 Financial Covenants.

Borrowers agree to comply with each of the following covenants throughout the term of the Loan:

(a) Minimum Facility Occupancy.  As of the end of each calendar quarter commencing with the calendar quarter ending December 31, 2008, the Occupancy of each Facility shall no time be less than 90% of the Occupancy for such Facility as of September 30, 2008.

(b) Minimum Debt Service Coverage.  For each calendar quarter commencing with the calendar quarter ending December 31, 2008, the Debt Service Coverage shall be no less than the required Debt Service Coverage set out below:

Quarter End	Required Debt Service Coverage
12/31/2008	1.00
3/31/2009	1.00
6/30/2009	1.00
9/30/2009	1.00
12/31/2009	1.10
3/31/2010	1.10
6/30/2010	1.10
9/30/2010	1.10
12/31/2010	1.10
3/31/2011	1.15

6/30/2011	1.20
9/30/2011	1.25

In the event the minimum Debt Service Coverage is not met for any calendar quarter, such shall not be an Event of Default hereunder if by the date the Quarterly Compliance Certificate for such calendar quarter is due under Section 10.11(e) above, Borrowers make a principal payment on the Loan in an amount sufficient to cause such Debt Service Coverage to be met.

10.13 Lost Note.

Upon Lender’s furnishing to Borrowers an affidavit to such effect and an indemnity reasonably acceptable to Borrowers, Borrowers shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

10.14 Indemnification.

Borrowers shall indemnify Lender, including each party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an “Indemnified Party”) and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including reasonable attorneys’ fees, costs and expenses) of any and every kind to any persons or property by reason of (i) the operation or maintenance of the Facilities; (ii) any breach of representation or warranty, Default or Event of Default; or (iii) any other matter arising in connection with the Loan, Borrower or the Facilities.  No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct.  The foregoing indemnification shall survive repayment of the Loan and shall continue to benefit Lender following any assignment of the Loan with respect to matters arising or accruing prior to such assignment.

10.15 No Additional Debt.

Except for the Loan, Borrowers shall not incur any indebtedness (whether personal or nonrecourse, secured or unsecured) other than customary trade payables paid within sixty (60) days after they are incurred.

10.16 Compliance With Laws.

Borrowers shall comply with all applicable and material requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrowers or any of the Facilities.

10.17 Organizational Documents.

Without the prior written consent of Lender, not to be unreasonably withheld, no Borrower shall permit or suffer (i) a material amendment or modification of its Organizational Documents, (ii) the admission of any new member, or (iii) any dissolution or termination of its existence.

10.18 Management Contracts.

No Borrower shall enter into, modify, amend, terminate or cancel any management contracts for the Facilities or agreements with agents or brokers, without the prior written approval of Lender, such approval not to be unreasonably withheld, conditioned or delayed.

10.19 Furnishing Notices.

Borrowers shall provide Lender with copies of all material notices pertaining to the Facilities received by any Borrower or the Master Tenant from any Governmental Authority or insurance company within seven (7) days after such notice is received.

10.20 Authorized Representative.

Borrowers appoint Eric Mendelsohn as their authorized representative (“Authorized Representative”) for purposes of dealing with Lender on behalf of Borrowers in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan.  The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrowers.  All actions by the Authorized Representative shall be final and binding on Borrowers.  Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative.  No more than one person shall serve as Authorized Representative at any given time.

10.21 Single Purpose Entity Provisions.

(a) The sole purpose for which each Borrower is organized is to acquire, own, hold, maintain and operate its Facility, together with such other activities as may be necessary or advisable in connection with such limited purpose.  No Borrower shall engage in any business unrelated to the foregoing purpose and shall not acquire any real property or own assets other than those in furtherance of the limited purposes of such Borrower.

(b) No Borrower shall have the authority to perform any act in violation of any (i) applicable laws or regulations or (ii) the Loan Documents.

(c) No Borrower shall during the term of the Loan and/or prior to the full and indefeasible repayment of the Loan:

(i) except for Intra-Party Loans or otherwise as permitted by Lender in writing, make any loans to any member of Borrower or any Affiliate of any member;

(ii) dissolve, wind up or liquidate Borrower;

(iii) merge, consolidate or acquire all or substantially all of the assets of any other entity; or

(iv) change the nature of the business of Borrower.

(d) No Borrower shall, and no person or entity on behalf of Borrower shall: (a) institute proceedings to be adjudicated bankrupt or insolvent; (b) consent to the institution of bankruptcy or insolvency proceedings against Borrower; (c) file a petition seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy; (d) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or a substantial part of its property; (e) make any assignment for the benefit of creditors; (f) admit in writing Borrower’s inability to pay its debts generally as they become due or declare or effect a moratorium on its debts; or (g) take any action in furtherance of any such action.

(e) Borrowers shall at times observe the applicable legal requirements for the recognition of each Borrower as a legal entity separate from any of its Affiliates, including, without limitation, as follows:

(i) Each Borrower shall hold itself out to the public (including any of its Affiliates’ creditors) under such Borrower’s own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate.

(ii) Each Borrower shall observe all customary formalities regarding the existence of Borrower.

(iii) Each Borrower shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized members and agents.  No Affiliate shall be appointed or act as agent of Borrower, other than, as applicable, the Master Tenant with respect to the Facilities.

(iv) Investments shall be made in the name of each Borrower directly by such Borrower or on its behalf by brokers engaged and paid by such Borrower or its agents.

(v) Each Borrower is solvent.

(vi) Each Borrower shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or other person or entity.

(vii) Each Borrower shall pay or cause to be paid its own liabilities and expenses of any kind, including but not limited to salaries of its employees, if any, only out of its own separate funds and assets or through Intra-Party Loans.

(viii) Each Borrower shall at all times be adequately capitalized to engage in the transactions contemplated at its formation; provided, however, that this provision shall not require any direct or indirect member of Borrowers to make additional capital contributions to any Borrower.

(ix) No Borrower shall do any act which would make it impossible to carry on the ordinary business of Borrower.

(x) None of any Borrower’s funds shall be invested in securities issued by, nor shall any Borrower acquire the indebtedness or obligation of, any Affiliate.

(xi) Each Borrower shall correct any misunderstanding that is known by Borrower regarding its name or separate identity.

(f) Any indemnification obligation of Borrower in favor of its members or any other Affiliate shall (i) be fully subordinated to the Loan and (ii) not constitute a claim against Borrower or its assets until such time as the Loan has been indefeasibly paid in accordance with its terms and otherwise has been fully discharged.

10.22 Right of First Refusal.

Borrowers grant Lender a right of first refusal (“Lender’s ROFR”) with respect to any refinancing of the Loan or any of the Facilities which secure the Loan.  Lender (which, as used in this paragraph includes any Affiliate of Lender) shall have the right, but not the obligation, to match the terms of any such financing offered to any Borrower(s) by any reputable institutional real estate lender.  If within 30 days after Lender receives a copy of any such firm financing offer to any Borrower(s) from a reputable institutional real estate lender, Lender offers such Borrower financing on terms which, in the reasonable judgment of Borrowers and Lender, are comparable in all material respects to the terms of any such offered financing, such Borrower(s) may decline to accept the financing offered by Lender only if Borrowers pay Lender a termination fee (the “Termination Fee”) in an amount equal to $175,950.00, multiplied by the allocable percentage of the Loan (based on the allocation in Section 4.3) applicable to such Facility or Facilities.  The Termination Fee shall be due and payable when the Loan is due in full or is paid in full, or when Lender releases such Facility(ies) from the lien of the Security Instruments, whichever is earlier, and such fee shall be included in the indebtedness secured by the Mortgages.  If Lender does not, in writing, irrevocably offer such Borrower(s) financing on terms which, in the reasonable judgment of Borrowers and Lender, are comparable in all material respects to the terms of any such offered financing, Borrowers shall not be obligated to pay any Termination Fee or any other fees to Lender in connection with the refinancing of the Loan.  Lender’s ROFR is personal to Lender and shall not be subject to any assignment by Lender without Borrowers’ prior written consent.

ARTICLE 11.

CASUALTIES AND CONDEMNATION

11.1 Lender’s Election to Apply Proceeds on Indebtedness.

(a) Subject to the provisions of Section 11.1(b) below, Lender may elect to collect, retain and apply upon the indebtedness of Borrowers under this Agreement or any of the other Loan Documents all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges.  Any proceeds remaining after repayment of the indebtedness under the Loan Documents shall be paid by Lender to Borrower.

(b) Notwithstanding anything in Section 11.1(a) to the contrary, in the event of any casualty to a Facility or any condemnation of part of a Facility, Lender agrees to make the Proceeds available to pay costs of restoration of the Facility if (i) there is then no Default or Event of Default, (ii) all Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Proceeds available for restoration of the Facilities (together with any sums or other security acceptable to Lender deposited with Lender by Borrower for such purpose) is sufficient to pay the full and complete costs of such restoration, (iv) if the cost of restoration exceeds ten percent (10%) of the Loan Amount allocable to such Facility determined based on Section 4.3 above, in Lender’s sole determination after completion of restoration the Loan Amount allocable to such Facility will not exceed 75% of the “stabilized” fair market value of the Facility, (vi) in Lender’s reasonable determination, the Facility can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vii) each Guarantor reaffirms its Guaranty in writing, and (viii) in Lender’s reasonable determination, such restoration is likely to be completed not later than three (3) months prior to the Maturity Date.

11.2 Borrowers’ Obligation to Rebuild and Use of Proceeds Therefor.

In case Lender does not elect to apply or does not have the right to apply the Proceeds to the indebtedness of Borrowers under this Agreement or any of the other Loan Documents, as provided in Section 11.1 above, Borrowers shall:

(a) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Proceeds to be deposited with Lender;

(b) In the event of any delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Proceeds, deposit with Lender the full amount required to complete construction as aforesaid; and

(c) Promptly proceed with construction of the Facility, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Lender may condition the disbursement of Proceeds and other funds deposited with Lender for the cost of restoration on Lender’s reasonable approval of the plans and specifications for the restoration, contractor’s cost estimates, architect’s certificates, waivers of liens, sworn statements of mechanics and materialmen, and such other evidence of costs, percentage completion of construction, application of payments and satisfaction of liens as Lender may reasonably require.

ARTICLE 12.

ASSIGNMENTS BY LENDER AND BORROWER

12.1 Assignments and Participations.

Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan to any entity or person (herein, a “Lender Transferee”).  Borrowers agree to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrowers’ rights under the Loan Documents.  If such Lender Transferee (or its owner if the Lender Transferee is a disregarded entity for United States federal income tax purposes) is a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code, and if Borrower is obligated to withhold United States withholding taxes from interest payments on the Loan to such Lender Transferee, Borrower shall be entitled to deduct such withholding taxes from each such interest payment provided that Borrower remits such withholding taxes to the Internal Revenue Service in accordance with applicable Law.

12.2 Prohibition of Assignments and Transfers by Borrowers.

Borrowers shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.  Without the prior written consent of Lender, in Lender’s sole discretion, Borrowers shall not suffer or permit any Transfer other than a Permitted Transfer.

12.3 Prohibition of Transfers in Violation of ERISA.

In addition to the prohibitions set forth in Section 12.2 above, no Borrower shall assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in any of the Facilities, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in any Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in any Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA.  Borrowers agree to indemnify and hold Lender free and harmless from and against all losses, reasonable out-of-pocket costs (including reasonable attorneys’ fees and expenses), taxes, damages and reasonable expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions.  The foregoing indemnification shall be a recourse obligation of Borrowers and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

12.4 Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article 12, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 13.

DEFAULT

13.1 Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a) Failure of Borrowers to make any payment of principal or interest on the Note within five (5) days after the date when due.

(b) Failure by Borrowers to pay the Loan in full by the Maturity Date.

(c) Failure of Borrowers to observe or perform any of the other covenants or conditions by Borrowers to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Lender that the same is due and payable.

(d) Failure of Borrowers for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrowers shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrowers commence such cure within the initial thirty (30) day period and diligently and in good faith pursue such cure to completion within such resulting ninety (90) day period from the date of Lender’s written notice; provided however that if a different notice or grace period is specified under any other subsection of this Section 13.1 with respect to a particular breach, the specific provision shall control.

(e) Any Transfer or other disposition in violation of Article 12.

(f) If any material warranty, representation, statement, report or certificate made now or hereafter by any Borrower or Guarantor is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrowers cure (or cause the cure of) said breach (i) within the notice and cure period provided in Section 13.1(c) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in Section 13.1(d) above for any other breach.

(g) Any Borrower or Guarantor or Master Tenant shall commence a voluntary case concerning any Borrower or Guarantor or Master Tenant under the Bankruptcy Code; or an involuntary proceeding is commenced against any Borrower or Guarantor or Master Tenant under Bankruptcy Code and relief is ordered against any Borrower or Guarantor or Master Tenant, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of any Borrower or Guarantor or Master Tenant; or any Borrower or Guarantor or Master Tenant commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to any Borrower or Guarantor or Master Tenant; or there is commenced against any Borrower or Guarantor or Master Tenant any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or any Borrower or Guarantor or Master Tenant fails to controvert in a timely manner any such case under Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or any Borrower or Guarantor or Master Tenant by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(h) Any Borrower or Guarantor or Master Tenant shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of any Borrower or Guarantor or Master Tenant are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(i) If any Borrower or Master Tenant is enjoined, restrained or in any way prevented by any court order from operating any of the Facilities.

(j) One or more final judgments are entered (i) against any Borrower or Master Tenant in amounts aggregating in excess of $100,000 or (ii) against Guarantor in amounts aggregating in excess of $250,000, and said judgments are not satisfied, stayed or bonded over within thirty (30) days after entry.

(k) If any Borrower or Guarantor or Master Tenant shall fail to pay any debt (which term shall not include judgments under clause (j) above) owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which such Borrower’s or Master Tenant’s maximum liability does not exceed $100,000 and Guarantor’s maximum liability does not exceed $250,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(l) Failure by Emeritus to comply with any of the Emeritus Covenants.

(m) If a Material Adverse Change occurs with respect to any Borrower, any of the  Facilities or Guarantor.

(n) The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(o) Any default by any Borrower or by the Master Tenant under any Master Lease which is not cured within any applicable cure period thereunder.

13.2 Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a) Take possession of the Facilities and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents;

(b) Declare the Note to be immediately due and payable;

(c) Use and apply any monies or letters of credit deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such Event of Default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender;

(d) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 13.1(g), all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrowers.

ARTICLE 14.

GENERAL PROVISIONS

14.1 Time is of the Essence.

Borrowers agree that time is of the essence under this Agreement; provided, however, that if any payment or performance is due on day that is not a Business Day, such payment or performance shall be due on the Business Day immediately following such date.

14.2 Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

14.3 Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

14.4 Governing Law.

Borrowers and Lender agree that this Agreement and the other Loan Documents shall be construed, enforced and otherwise governed by the laws of the State of Washington without regard to its conflict of laws rules, except that the validity and enforcement of each Security Instrument shall be governed by the laws of the State in which the applicable Facility is located.

14.5 Disclaimer.

This Agreement is made for the sole benefit of Borrowers and Lender and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement.  Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrowers or others or against the Facilities.  By making the Loan or taking any action pursuant to any of the Loan Documents, Lender shall not be deemed a partner or a joint venturer with any Borrower or a fiduciary of any Borrower.

14.6 Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.7 Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender.  Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

14.8 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

14.9 Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

14.10 Waiver of Damages.

In no event shall Lender be liable to any Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrowers waive all claims for punitive, exemplary or consequential damages.

14.11 Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrowers first had knowledge of the occurrence of the event which Borrowers allege gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter.  Borrowers waive any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrowers do not give such notice timely as aforesaid.  Borrowers acknowledge that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrowers with regard to the Loan.

14.12 Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWERS HEREBY WAIVE ANY AND ALL RIGHTS TO REQUIRE MARSHALING OF ASSETS BY LENDER.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), EACH BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF SEATTLE, STATE OF WASHINGTON, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION.  BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY WASHINGTON STATE OR UNITED STATES COURT SITTING IN THE STATE OF WASHINGTON MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

14.13 Set-Offs.

After the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document.  Each Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by Borrower with Lender (or its Affiliates).

14.14 Notices.

All notices required or permitted hereunder shall be in writing and shall be given to the parties as follows:

If to Lender:	KeyBank National Association

Healthcare Services

800 Superior Avenue, 6th Floor

Cleveland, OH 44114

Attn: CRE Client Services

Mail Code: OH-01-02-0628

Fax No.: 216-828-7521

If to Borrowers:	c/o Emeritus Corporation

3131 Elliott Avenue #500

Seattle, WA 98121

Attn: Eric Mendelsohn

Fax No.: 206-204-1490

With a copy to:	Pircher, Nichols & Meeks

900 North Michigan Avenue, Suite 1050

Chicago, Illinois 60611

Attn: Real Estate Notices (JDL/MJK)

Fax No.: 312-915-3348

Any such notices shall be sent by (a) a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier; or (b) served personally, in which case notice shall be deemed given on the date of such service, or (c) delivered by facsimile transmission followed by delivery by personal service or nationally recognized courier service on the next business day after facsimile transmission, in which case notice shall be deemed to have been given on the date of facsimile transmission.  The above addresses may be changed by written notice to the other party; provided that no notice of a change of address shall be effective until actual receipt of such notice.

14.15 Waiver of Jury Trial.

BORROWERS AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

14.16 Statutory Notice.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LEND MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date written above.

“Borrowers”

EMERITOL DOWLEN OAKS LLC,

a  Delaware limited liability company

By:	Batus LLC, a Delaware limited liability company,

its Sole Member

By:	Summerville Senior Living, Inc., a Delaware corporation, its Administrative Member

By:	/s/ Eric Mendelsohn
Eric Mendelsohn, Senior VP Corporate Development

EMERITOL SEVILLE ESTATES LLC,

a Delaware limited liability company

By:	Batus LLC, a Delaware limited liability company,

its Sole Member

By:	Summerville Senior Living, Inc., a Delaware corporation, its Administrative Member

By:	/s/ Eric Mendelsohn ________
Eric Mendelsohn, Senior VP Corporate Development

EMERITOL SADDLERIDGE LODGE LLC,

a Delaware limited liability company

By:	Batus LLC, a Delaware limited liability company,

its Sole Member

By:	Summerville Senior Living, Inc., a Delaware corporation, its Administrative Member

By:	/s/ Eric Mendelsohn ________
Eric Mendelsohn, Senior VP Corporate Development

 [signatures continued on following page]

 “Lender”

KEYBANK NATIONAL ASSOCIATION,

a national banking association

By:           /s/ Joe Schoder__________
Name:                      Joe Schoder __________________
Title:                      Vice President________________